                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                          VALERO ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

--------------------------------------------------------------------------------

            THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.

--------------------------------------------------------------------------------




[VALERO
ENERGY CORPORATION LOGO]


                  NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

         The Board of Directors has determined that the 2002 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, May 9, 2002 at 10:00 a.m., Central Time, at Valero's offices in San Antonio, Texas, located at 6000 North Loop 1604 West, San Antonio, Texas 78249-1112, for the following purposes:

         (1) To elect two Class I directors to serve until the 2004 Annual Meeting, four Class II directors to serve until the 2005 Annual Meeting, and one Class III director to serve until the 2003 Annual Meeting, or in each case until their respective successors are elected and have qualified;

         (2) To ratify the appointment of Ernst and Young LLP as independent public accountants to examine Valero's accounts for the year 2002; and

         (3) To transact any other business properly brought before the meeting.


                                      By order of the Board of Directors,


                                      Jay D. Browning
                                      Vice President and
                                      Corporate Secretary


San Antonio, Texas
April 5, 2002

                            VALERO ENERGY CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 9, 2002


GENERAL INFORMATION

This Proxy Statement is being mailed to stockholders beginning on or about
April 5, 2002 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation(1) to be voted at the 2002 Annual Meeting of Stockholders of Valero on May 9, 2002. The accompanying notice describes the time, place and purposes of the Annual Meeting. Holders of record of Valero's Common Stock, $0.01 par value, at the close of business on March 11, 2002 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 105,671,352 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Action may be taken at the Annual Meeting on May 9, 2002 or on any date or dates to which the meeting may be adjourned. A majority of such shares, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a "broker non-vote" on such a proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of a particular proposal and has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval. Pursuant to the rules of the New York Stock Exchange, brokers will have discretion to vote on the two items scheduled to be presented at the Annual Meeting.

Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. Valero has retained Georgeson Shareholder Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $11,500, plus reimbursement of certain out-of-pocket expenses.


----------

(1) Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company as a wholly owned subsidiary of a corporation then known as Valero Energy Corporation, or Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders by distributing to them all of the Common Stock of Valero. Immediately after this distribution, Old Valero, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation. The distribution and the merger are collectively referred to as the "Restructuring." Upon completion of the Restructuring, Valero's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and its common stock was listed for trading on the New York Stock Exchange under the symbol "VLO."

PARTICIPANTS IN VALERO BENEFIT PLANS PLEASE NOTE:

In the case of participants in Valero's thrift plan the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant's accounts under the thrift plan. For those shares held under the plan, the proxy card will constitute an instruction to the Trustee of the plan as to how those shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the terms of the plan.

INFORMATION REGARDING THE BOARD OF DIRECTORS

The business of Valero is managed under the direction of the Board of Directors. The Board conducts its business through meetings of the Board and its committees. During 2001, the board held 10 meetings and the committees held 11 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board of Directors and committees of which he or she was a member.

Valero's Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. The Board is currently comprised of twelve members.

The Board has standing Audit, Compensation, Executive and Finance Committees. When deemed necessary or advisable, the Board will form from its members a Nominating Committee to consider and recommend candidates for election to the Board. The standing committees of the Board and the number of meetings held by each committee in 2001 are described below.

EXPANSION OF BOARD OF DIRECTORS IN CONNECTION WITH UDS MERGER

On December 31, 2001, Ultramar Diamond Shamrock Corporation ("UDS") merged with and into Valero, with Valero as the surviving corporation of the merger. The Agreement and Plan of Merger (the "Merger Agreement"), dated May 6, 2001 between Valero and UDS required in connection with the merger that Valero expand its Board of Directors by up to four members and cause four members of the UDS board of directors (collectively, the "UDS Board Designees") to be appointed to Valero's Board of Directors. The Merger Agreement further required Valero to nominate and recommend each of the UDS Board Designees for reelection to Valero's Board of Directors at the May 9, 2002 Annual Meeting of Stockholders, with at least one UDS Board Designee serving in each of the three classes of directors and with no more than two UDS Board Designees serving in the same class of directors. Accordingly, pursuant to the recommendation of the Nominating Committee, made at its meeting on October 10, 2001, the Board of Directors at its meeting on October 18, 2001 expanded the size of Valero's Board of Directors and appointed the UDS Board Designees to Valero's Board of Directors, effective upon the consummation of the merger on December 31, 2001. The UDS Board Designees are Messrs. E. Glenn Biggs, W. E. "Bill" Bradford, W. H. Clark and Bob Marbut. As further described below under the heading, "Proposal No. 1 Election Of Directors," the Nominating Committee and the Board have also nominated and recommended to the Stockholders that each UDS Board Designee be reelected to Valero's Board of Directors. The class assignments for the UDS Board Designees and Valero's other Board members are shown below under Proposal No. 1.

AUDIT COMMITTEE

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of Valero's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors Valero's efforts to comply with environmental laws and regulations. Current members of the Audit Committee are Ruben M. Escobedo (Chairman), E. Glenn

Biggs, W. E. "Bill" Bradford and Dr. Susan Kaufman Purcell. The Audit Committee met three times in 2001. For further information, see the "Report of the Audit Committee" on page 24.

COMPENSATION COMMITTEE

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers Valero's stock option, restricted stock, incentive bonus and other stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." Current members of the Compensation Committee are Robert G. Dettmer (Chairman), Jerry D. Choate and Bob Marbut, none of whom are current or former employees or officers of Valero. The Compensation Committee met five times in 2001.

There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed in this Proxy Statement, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.

EXECUTIVE COMMITTEE

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero's By-laws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. In the absence of a Nominating Committee, the Executive Committee may also review possible director candidates for nomination as a director. Current members of the Executive Committee are William E. Greehey (Chairman), E. Glenn Biggs, Robert G. Dettmer and Ruben M. Escobedo. The Executive Committee met once in 2001.

FINANCE COMMITTEE

The Finance Committee reviews and monitors the investment policies and performance of the Company's thrift and pension plans, insurance and risk management policies and programs, and finance and financial policy matters as needed. Current members of the Finance Committee are W. H. Clark (Chairman), Dr. Ronald K. Calgaard, Dr. Donald M. Carlton and William B. Richardson. The Finance Committee, which was formed in connection with the UDS merger, did not meet in 2001 and has had one meeting in 2002.

NOMINATING COMMITTEE

When deemed necessary or advisable, the Board will form from its members a Nominating Committee. If appointed, a Nominating Committee may evaluate policy on the size and composition of the Board and criteria and procedures for director nominations, and may consider and recommend candidates for election to the Board. Robert G. Dettmer (Chairman) and Dr. Ronald K. Calgaard were appointed as a Nominating Committee by the Board with respect to nominations for the 2002 Annual Meeting. As indicated above under the heading, "Expansion of Board of Directors in Connection with UDS Merger," the Nominating Committee also considered and made recommendations to the Board with respect to the UDS Board Designees to be appointed to Valero's Board of Directors in connection with the UDS merger, and assignments for the committees of the Board. The full Board approved the recommendations of the Nominating Committee and adopted resolutions approving the UDS Board Designees, the slate of director nominees to stand for election at the 2002 Annual Meeting, and assignments for the committees of the Board. There were two Nominating Committee meetings in 2001.

COMPENSATION OF DIRECTORS

Non-employee directors receive a retainer fee of $25,000 per year, plus $1,250 for each Board and committee meeting attended. Directors who serve as chairperson of a committee receive an additional $2,000 annually. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.

Valero maintains the Restricted Stock Plan for Non-Employee Directors, or Director Stock Plan, and the Non-Employee Director Stock Option Plan, or Director Option Plan, to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero's stockholders through ownership of Common Stock. Upon election to the Board, each non-employee director receives a grant of Common Stock valued at $45,000 that vests (becomes nonforfeitable) in equal annual installments over a three-year period. After all of the Common Stock previously granted to a director under the Director Stock Plan is fully vested and the director is reelected for an additional term, another similar grant is made.

The Director Option Plan provides non-employee directors of Valero automatic annual grants of stock options to purchase Valero's Common Stock. To the extent necessary, the plan is administered by the Compensation Committee of the Board. The plan provides that each new non-employee director elected to the Valero Board automatically receives an initial grant of 5,000 options that vest in equal annual installments over a three-year period. On the date of each subsequent annual meeting of stockholders, each non-employee director (who is not a new non-employee director) automatically receives a grant of 2,000 additional options which vest fully six months following the date of grant. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant. All options expire ten years following the date of grant. Options vest and remain exercisable in accordance with their original terms if a director retires from the Board.

In the event of a "Change of Control" as defined in the Director Stock Plan and Director Option Plan, all unvested shares of Common Stock and options previously granted under the plans immediately become vested or exercisable. The Director Option Plan also contains anti-dilution provisions providing for an adjustment in the number of options granted to prevent dilution of benefits or potential benefits in the event any change in the capital structure of the Company affects the Common Stock.

The Board of Directors determined in 2001 to cease benefit accruals in the Retirement Plan for Non-Employee Directors, or Retirement Plan. The plan provided for non-employee directors to receive a retirement benefit upon completion of five years of service. The annual benefit at retirement was equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Board, multiplied by the number of full and partial years of service (not to exceed 10 years). This benefit was then paid for a period (not to exceed 10 years) that is equal to the director's length of service on the Board or the director's remaining life, whichever is shorter. Service on the Board of Directors of Old Valero was counted for purposes of computing benefits under the Retirement Plan. The Retirement Plan provided no survivor benefits and was an unfunded plan paid from the general assets of the Company. The Board also determined that the Director retirees already receiving benefits under the Retirement Plan would continue to receive their benefits in accordance with the terms of the plan. Additionally, they determined that each of the then current directors would receive the actuarial value of their accrued benefits through December 31, 2001, via a lump sum cash payment or a monthly annuity for the director's length of service on the Board, not to exceed 10 years.

PROPOSAL NO. 1  ELECTION OF DIRECTORS

The Company's Board is divided into three classes for purposes of election. Two Class I directors, four Class II directors and one Class III director will be elected at the Annual Meeting. The Class I directors will serve until the 2004 Annual Meeting of Stockholders, the Class II directors will serve until the 2005 Annual Meeting and the Class III director will serve until the 2003 Annual Meeting. The nominees for Class I director are E. Glenn Biggs and Bob Marbut. The nominees for Class II director are W. E. "Bill" Bradford, Dr. Ronald K. Calgaard, William E. Greehey and Dr. Susan Kaufman Purcell. The nominee for Class III director is W. H. Clark.

The persons named in the enclosed proxy card intend to vote for the election of each of the nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR ALL" NOMINEES.

Directors are elected by a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The nominees for Class I, Class II and Class III directors receiving the greatest number of votes, whether or not these votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as directors. Votes "withheld" from a nominee will not count against the election of the nominee. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS

The following table sets forth information concerning each nominee for election as a director and the current directors whose terms expire in 2003 and 2004. The information provided is based partly on data furnished by the directors and partly on the Company's records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

----------------------------------------------------------------------------------------------------------------
                                                     EXECUTIVE
                                                     OFFICER           AGE AS OF        PRESENT
                             POSITION(s) HELD        OR DIRECTOR       DECEMBER 31,      TERM           DIRECTOR
         NAME                WITH VALERO             SINCE (1)         2001             EXPIRES         CLASS
----------------------------------------------------------------------------------------------------------------
NOMINEES
Dr. Ronald K. Calgaard         Director                 1996               64             2002              II

William E. Greehey             Director, Chairman       1979               65             2002              II
                               of the Board, Chief
                               Executive Officer
                               and President

Dr. Susan Kaufman Purcell      Director                 1994               59             2002              II


FORMER UDS DIRECTOR NOMINEES (2)

E. Glenn Biggs                 Director                 2001               68             2004               I

Bob Marbut                     Director                 2001               66             2004               I

W. E. "Bill" Bradford          Director                 2001               67             2004              II

W. H. Clark                    Director                 2001               69             2003              III



OTHER CURRENT DIRECTORS

Ruben M. Escobedo              Director                 1994               64             2004               I

William B. Richardson          Director                 2001               54             2004               I

Dr. Donald M. Carlton          Director                 1999               64             2003              III

Jerry D. Choate                Director                 1999               63             2003              III

Robert G. Dettmer              Director                 1991               69             2003              III


--------------------------------------------------------------------------------

(1) Dates reported include service with Old Valero prior to the July 31, 1997 spin-off of Valero from Old Valero. All directors serving prior to that date were elected to the Board of Valero in 1997 in connection with the spin-off of Valero from Old Valero.

(2) In accordance with Valero's by-laws, Messrs. Biggs, Marbut, Bradford and Clark, who were elected as directors by the Board during 2001, will be assigned to the director class indicated upon election by the stockholders at the Annual Meeting.

CLASS II NOMINEES

DR. CALGAARD served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. Dr. Calgaard currently serves as Chairman of Austin Calvert & Flavin Inc. in San Antonio, and is a director of Luby's Cafeteria, Inc. and The Trust Company. Dr. Calgaard has served as a director of Valero since the Restructuring in 1997 and of Old Valero since 1996.

MR. GREEHEY has served as Chairman of the Board and Chief Executive Officer of Valero since the Restructuring in 1997, has served as President of Valero since December 31, 1998, and previously served as Chairman of the Board and Chief Executive Officer of Old Valero. Mr. Greehey is also a director of the managing general partner of Valero L.P.

DR. PURCELL has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She serves as a director of The Brazil Fund, Inc., The Korea Fund, Inc., Scudder Global High Income Fund, Inc. and Scudder New Asia Fund, Inc. Dr. Purcell has served as a director of Valero since the Restructuring in 1997 and of Old Valero since 1994.

FORMER UDS DIRECTOR NOMINEES

CLASS I NOMINEES

MR. BIGGS is President of Biggs & Co., a corporation engaged in developmental projects and financial planning. He has been involved in commercial banking beginning with his service as Chairman of the Board of First National Bank of San Antonio. He later served as Vice Chairman and Chairman of the Executive Committee of InterFirst Bank, San Antonio. He is currently Chairman of Hester Asset Management Corp. and Southwestern Bancorp. He is a former Chairman and Director of Bolivian Power Corporation. He previously served as a director of Valero Natural Gas Company from 1987 to 1989. Mr. Biggs served as a director of UDS or its predecessors since 1987.

MR. MARBUT has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since January 1992, and Chairman of Hearst-Argyle Television, Inc. since August 1997. He was also Co-CEO of Hearst-Argyle from August 1997 until January 1, 2001. He was Chairman and Chief Executive Officer of Argyle Television, Inc. from August 1994 until its merger with Hearst Broadcasting in August 1997. He was Chairman and Chief Executive Officer of Argyle Television Holding, Inc. from its founding in March 1993 until April 1994. Prior to 1992, Mr. Marbut was President and Chief Executive Officer of Harte-Hanks Communications, Inc. for 20 years and served one year as Vice Chairman of that company. He is a director of Tupperware Corporation, Hearst-Argyle Television, Inc., ProAct Technologies Corp., and iKnowledge, Inc. Mr. Marbut served as a director of UDS or its predecessors since 1990.

CLASS II NOMINEE

MR. BRADFORD is the retired Chairman of Halliburton Company. He became Chairman of Halliburton Company upon its merger in 1998 with Dresser Industries, Inc. Prior to that, Mr. Bradford was Chairman and Chief Executive Officer of Dresser Industries, Inc. Mr. Bradford had been with Dresser Industries, Inc. since 1963, holding various positions in production and management. He is also a director of Kerr-McGee Corporation. Mr. Bradford served as a director of UDS or its predecessors since 1992.

CLASS III NOMINEE

MR. CLARK is the retired Chief Executive Officer and Chairman of the Board of Directors of Nalco Chemical Company. He was the President and Chief Executive Officer of Nalco Chemical Company from 1982 until 1990, and Chairman of the Board of Directors and Chief Executive Officer of that company from 1984 until 1994. Mr. Clark is President of W. "H" Clark Associates, Ltd., and is a director of Merrill Lynch Corporation, Bethlehem Steel Corporation, Georgia Pacific Corp., Millennium Chemicals Corp., The Merchants Exchange and Exchange Cubed. He served as a director of UDS or its predecessors since 1994.

OTHER CURRENT DIRECTORS

MR. ESCOBEDO has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994. Mr. Escobedo has served as a director of Valero since the Restructuring in 1997 and of Old Valero since 1994.

MR. RICHARDSON was elected as a director of Valero in 2001. He served as Secretary of the United States Department of Energy from August 18, 1998 to January 20, 2001, and served as the United States Ambassador to the United Nations in 1997-1998. Prior to his ambassadorship, Mr. Richardson was elected eight times to the United States House of Representatives to represent New Mexico's 3rd Congressional District. He is presently a candidate in the November 2002 election for the office of Governor of the State of New Mexico. Mr. Richardson is Senior Managing Director of Kissinger McLarty Associates. He also serves as a director of Diamond Offshore Drilling, Inc. and Peregrine Systems, Inc., and acts as a consultant for Salomon Smith Barney's Global Energy and Power Group.

DR. CARLTON was elected as a director of Valero in 1999. Until his retirement on December 31, 1998, Dr. Carlton served as President and Chief Executive Officer of Radian International LLC, an Austin, Texas based engineering and technology firm that is a subsidiary of URS Corporation. Dr. Carlton also serves as a director of National Instruments Corp., American Electric Power Company, Inc. and as a trustee of 26 Smith Barney (Citi) mutual funds.

MR. CHOATE was elected as a director of Valero in 1999. Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds.

MR. DETTMER served as Executive Vice President and Chief Financial Officer of PepsiCo, Inc. from 1986 until his retirement in 1996. Mr. Dettmer has served as a director of Valero since the Restructuring in 1997 and of Old Valero since 1991.

RETIRED DIRECTOR

MR. LOWELL H. LEBERMANN retired from Valero's Board of Directors effective December 31, 2001. Mr. Lebermann has been President of Centex Beverage, Inc., a wholesale beverage distributor in Austin, Texas, since 1981. He is also a director of Station Casinos, Inc. Mr. Lebermann served as a director of Valero since 1986, and previously served on Valero's Board from 1979 to 1983.

For detailed information regarding the nominees' holdings of Common Stock, compensation and other arrangements, see "Information Regarding the Board of Directors," "Beneficial Ownership of Valero Securities," "Executive Compensation," "Arrangements with Certain Officers and Directors" and "Transactions with Management and Others."

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

The following table sets forth information as of December 31, 2001 with respect to each entity known to Valero to be the beneficial owner of more than 5% of its Common Stock, based solely upon a statement on Schedule 13G filed by such entity with the Securities and Exchange Commission ("SEC"):

-------------------------------------------------------------------------------------
                                                            SHARES
                       NAME AND ADDRESS                  BENEFICIALLY     PERCENT
TITLE OF CLASS      OF BENEFICIAL OWNER                      OWNED        OF CLASS *
-------------------------------------------------------------------------------------
Common Stock        AXA Financial, Inc. (1)                5,922,605          5.7%
                    1290 Avenue of the Americas
                    11th Floor
                    New York, New York  10104

Common Stock        Mellon Financial Corporation (2)       4,549,299          4.4%
                    One Mellon Center
                    Pittsburgh, Pennsylvania  15258

Common Stock        Putnam Investments LLC (3)             3,112,359          3.0%
                    One Post Office Square
                    Boston, MA  02109


* The reported percentage is based on the number of shares of Valero common stock issued and outstanding of 104,424,109 shares on December 31, 2001, following the consummation on December 31, 2001 of the merger of UDS with and into Valero. Per the terms of the merger Valero issued 45,887,826 additional shares of its common stock to shareholders of UDS as part of the merger consideration.
-------------------------------------------------------------------------------------

(1) AXA Financial, Inc. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned 5,922,605 shares. One such affiliate, Alliance Capital Management L.P., reported sole dispositive power with respect to 5,783,405 shares, sole voting power with respect to 3,593,705 shares and shared voting power with respect to 387,225 shares.

(2) Mellon Financial Corporation has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned 4,549,299 shares. One such affiliate, The Boston Company, Inc., reported beneficial ownership of 3,392,631 shares, sole voting power with respect to 2,700,162 shares, shared voting power with respect to 1,740 shares, sole dispositive power with respect to 3.367,631 shares and shared dispositive power with respect to 4,034 shares.

(3) Putnam Investments LLC has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned 3,112,359 shares. Putman Investments, LLC reported shared voting power with respect to 449,847 shares, and shared dispositive power with respect to 3,112,359 shares. Putnam Investment Management, LLC reported shared dispositive power with respect to 2,569,839 shares. Putnam Advisory Company, LLC reported shared voting power with respect to 449,847 shares and shared dispositive power with respect to 542,520 shares.

Except as otherwise indicated, the following table sets forth information as of February 1, 2002 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.

--------------------------------------------------------------------------------
                                 COMMON STOCK

                                                                   PERCENT
                                 SHARES           SHARES UNDER     OF CLASS
NAME OF                          BENEFICIALLY     EXERCISABLE      COMMON
BENEFICIAL OWNER (1)             OWNED(2)(3)      OPTIONS(4)       STOCK)(2)
--------------------------------------------------------------------------------
E. Glenn Biggs                        1,170            13,909            *
Keith D. Booke                       41,162            47,500            *
W. E. Bradford                       10,139            13,909            *
Dr. Ronald K. Calgaard                2,850            11,468            *
Dr. Donald M. Carlton                 3,389             5,334            *
Jerry D. Choate                       2,014             5,334            *
W. H. Clark                           6,800            13,909            *
Robert G. Dettmer(5)                 11,041            14,456            *
Ruben M. Escobedo(6)                  6,442            14,456            *
John D. Gibbons                      60,086            66,064            *
William E. Greehey(7)             1,224,710         2,568,433          3.54%
John F. Hohnholt                     47,929            78,457            *
Gregory C. King                      48,117            90,040            *
Bob Marbut                            1,170            13,909            *
Dr. Susan Kaufman Purcell             3,845            14,456            *
William B. Richardson                 1,245             1,667            *
All executive officers and
directors as a group, including
the persons named above
(18 persons)(8)                   1,523,192         3,059,839          4.25%
--------------------------------------------------------------------------------

* Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1) The business address for all beneficial owners listed above is One Valero Place, San Antonio, Texas 78212.

(2) As of February 1, 2002, 104,689,898 shares of Common Stock were issued and outstanding. No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Common Stock. The calculation for Percent of Class includes shares listed under the captions "Shares Beneficially Owned" and "Shares Under Exercisable Options."

(3) Includes shares allocated pursuant to the Valero Thrift Plan through January 31, 2002, as well as shares of restricted stock granted under Valero's Executive Stock Incentive Plan and the Director Stock Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote and to dispose or direct the disposition of all such shares beneficially owned by him or her. Restricted stock granted under the Executive Stock Incentive Plan and the Director Stock Plan may not be disposed of until vested. Does not include shares that could be acquired under options, which information is set forth in the second column.

(4) Includes shares subject to options that are exercisable within 60 days from February 1, 2002. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60 day period only in the event of a change of control of Valero are excluded. Except as set forth in this Proxy Statement, none of the current executive officers, directors or nominees for director of Valero hold any rights to acquire Common Stock, except through exercise of stock options.

(5)      Includes 1,500 shares held by spouse.

(6)      Includes 673 shares held by spouse and 673 shares held in a trust.

(7) Includes the following shares for which issuance and delivery have been deferred until January of the year following Mr. Greehey's retirement:
         118,334 shares awarded under the Executive Stock Incentive Plan as performance shares and 123,640 shares awarded under the plan that comprise Mr. Greehey's bonus award for 2001.

(8) Only those officers of Valero who have been designated by the Board as "executive officers" for 2001 have been included in this group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires Valero's executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that, during the year ended December 31, 2001, its executive officers, directors and greater than 10% stockholders were in compliance with applicable requirements of Section 16(a).




The following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

PERFORMANCE GRAPH

Set forth below is a line graph which compares the Cumulative Total Return* on an investment in Valero Common Stock, against the cumulative total return of the S&P 500 Composite Index and an index of peer companies selected by Valero for the period of five fiscal years commencing December 31, 1996 and ending December 31, 2001. The Peer Group selected by Valero consists of two companies, Sunoco, Inc. and Ultramar Diamond Shamrock Corporation ("UDS"), that are engaged in the domestic petroleum refining industry with business operations, risks and markets comparable to Valero's. Valero's Peer Group for the prior year also included Tosco Corporation. Because Tosco merged into Phillips Petroleum Corporation on September 17, 2001, Tosco is no longer included in the Peer Group.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                        AMONG VALERO ENERGY CORPORATION,
                      THE S & P 500 INDEX AND A PEER GROUP

                                     [GRAPH]

                                                  12/1996    12/1997    12/1998    12/1999    12/2000    12/2001
                                                  -------    -------    -------    -------    -------    -------
Valero Common Stock..............................   100        165        113        107        202        209
Peer Group.......................................   100        136        114        90         131        180
S&P 500..........................................   100        133        171        208        189        166

This Performance Graph and the related textual information are based on historical data and are not necessarily indicative of future performance.

----------

* Assumes an investment in Old Valero common stock (Valero's former parent) and assumes that each index was $100 on December 31, 1996. "Cumulative Total Return" is based on share price appreciation plus reinvestment of dividends on Old Valero common stock from December 31, 1996 through the date of the Restructuring (July 31, 1997) and on Valero Common Stock from the date of the Restructuring through December 31, 2001 (including reinvestment of the value of the PG&E Corporation shares received as a result of the merger of Old Valero with a subsidiary of PG&E Corporation).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Valero's executive compensation programs are administered by the Compensation Committee of Valero's Board of Directors. The Committee is presently composed of three independent outside directors who are not participants in the Company's executive compensation programs. Policies adopted by the Committee are implemented by Valero's compensation and benefits staff. Valero's executive compensation programs are intended to provide strong incentives for high performance, enabling Valero to recruit, retain and motivate the executive talent necessary to be successful.

COMPENSATION POLICIES

Valero's philosophy for compensating executive officers is based on the belief that a significant portion of executive compensation should be incentive based and determined by both the Company's and the executive's performance. Compensation for Valero executives includes base salary, an annual incentive bonus opportunity and long-term, stock-based incentives. The CEO and other executive officers also participate in benefit plans generally available to other employees. The Committee believes that the market in which the Company competes for executive talent is broader than the market defined by the companies included in the Peer Group presented above in the Comparison of Five Year Cumulative Total Return. Accordingly, to assist with determining executive compensation levels, Valero utilizes a group of companies from a nationally recognized compensation database compiled by Towers Perrin, an independent compensation consultant. This group consists of 11 companies, referred to as the Compensation Peer Group, who have significant participation in the domestic oil refining and marketing industry and includes those Peer Group companies for which compensation data is available. Towers Perrin's Compensation Peer Group recommendation reflects consideration of each company's relative revenue, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships. Base salary, bonuses and other compensation recommendations are developed by Valero's compensation and benefits staff using recognized, independent compensation surveys, reviewed by Towers Perrin and submitted to the Committee for consideration.

Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of performance shares, restricted stock and stock option grants, as well as the non-cash portion of annual incentive bonus awards, are intended to balance executive management focus between short and long-term goals and provide capital accumulation linked directly to the performance of Valero's Common Stock. For executive officers other than the CEO, base salary levels are targeted at approximately the 50th percentile of the Compensation Peer Group, while annual and long-term incentive compensation, when awarded, are targeted at the 65th percentile. For the CEO, base salary levels as well as annual and long term incentive compensation, when awarded, are targeted at the 75th percentile.

BASE SALARIES

Base salaries for each executive position are set based on the Compensation Peer Group data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salaries are also periodically adjusted to remain competitive with the Compensation Peer Group.

ANNUAL INCENTIVE BONUS

Executive officers have the opportunity to earn an annual incentive bonus based on the following three factors:

o the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets ranging from a low of approximately 50% of base salary to approximately 100% of base salary (for the CEO);

o realization by the Company of quantitative financial performance goals approved by the Committee; and

o        a qualitative evaluation of the individual's performance.

For each executive, the target percentage of base salary is adjusted upward or downward depending upon whether Valero achieves certain financial performance goals. The Committee retains discretion to further adjust individual bonus targets upward or downward by up to 25%, based upon such factors as the Committee deems appropriate, and ultimately to determine whether to award a bonus to any individual. The following quantitative measures of financial performance were utilized in establishing incentive bonuses for 2001:

o return on equity, or ROE, compared with the average ROE for a group of three companies in the domestic oil refining and marketing business, referred to as the Target Group, for the 12-month period ended September 30, 2001;

o return on investment, or ROI, for the 12 month period ended September 30, 2001, compared with the ROI of the Target Group;

o earnings per share, or EPS, of Valero's common stock in 2001 (based on estimates available at the time of computation) compared with Valero's EPS for 2000; and

o the daily average closing price per share of Valero's common stock during November 2001 compared with the daily average closing price during the corresponding period in the prior year.

For the ROE and ROI financial performance measures, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether Valero's ROE and ROI exceeds, or falls short of, the average ROE and ROI for the Target Group. For the earnings per share and stock price performance measures, the target percentage of base salary is subject to adjustment if the Company's performance exceeds or falls short of the prior year's measures. The four performance factors are given approximately equal weight in determining potential adjustments to the target percentages of base salary for 2001. ROE and ROI are measured against the Target Group rather than the Compensation Peer Group because (i) certain entities for which compensation survey information is not available are nonetheless included in the Target Group because their operations are most comparable to Valero's; and (ii) certain entities with whom Valero competes for executive talent, and who are therefore included in the Compensation Peer Group, have operations sufficiently different in size or scope from Valero's such that financial comparisons are less meaningful.

For 2001, the Company's performance was above the Target Group average for ROE, above the Target Group average for ROI, and above the 2000 earnings per share and stock price performance. Based on these financial results, the Committee determined to adjust the bonus target amounts upward. Executives received bonus awards at an average of approximately 200% of the original target bonus amounts. In furtherance of Valero's goal of increasing stock ownership as a component of both short and long-term compensation, 25% of each bonus award was paid with shares of Valero's common stock and the remainder in cash.

LONG-TERM INCENTIVE AWARDS

Valero provides stock-based, longer-term compensation for executives through its Executive Stock Incentive Plan. The plan authorizes awards of performance shares which vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of restricted stock, which vest over a period determined by the Committee. For each eligible executive, a targeted number of performance shares is set with an aggregate hypothetical market value at the date of grant targeted at the 65th percentile of the Compensation Peer Group. The targeted award can then be adjusted based upon an evaluation of individual performance, which (for executives other than the CEO) is based upon the recommendation of the CEO, and other factors the Committee deems appropriate. As with the annual incentive bonus, the Committee retains the discretion to determine whether an award should be made. The total number of shares awarded is a function of Valero's common stock price at the time of grant and the number of shares required to achieve a percentage of compensation target. The Committee anticipates that awards of performance shares will generally be made annually.

Performance shares are earned only upon the achievement of an objective performance measure. Total shareholder return is the performance measure utilized for determining what portion of performance share awards may vest. Each award is subject to vesting in three annual increments, based upon Valero's total shareholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, the Company's total shareholder return is compared to the Target Group and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting, depending upon whether Valero's total shareholder return is in the last, 3rd, 2nd or 1st quartile, respectively; and they earn 200% if Valero ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for that subsequent period. For the performance period ended December 31, 2001, Valero's performance ranked highest in the group, resulting in vesting of eligible shares at the 200% level. The Committee believes this type of incentive award strengthens the tie between the named executive's pay and the Company's financial performance. Because performance share awards are intended to provide an incentive for future performance, determination of individual awards are not based upon Valero's past performance. Additionally, in determining an individual award, the Committee does not consider performance shares or restricted stock previously awarded or currently held, because the Committee does not wish to encourage executives to sell stock in order to qualify for additional awards.

STOCK OPTIONS

Under the Executive Stock Incentive Plan, the Committee may grant stock options to executive officers. Procedures for determining the number of options to be granted are in all material respects the same as for performance share awards. Generally, option awards made by the Committee vest over a period of three years in equal installments, provide for an option price equal to the market price of Valero's common stock on the date of grant and expire ten years from the date of grant. The Committee expects to continue this practice. The award and vesting of stock options are not contingent on achievement of any specified performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of Valero's common stock during the option period.

DETERMINATION OF THE CEO'S COMPENSATION

The CEO's compensation is recommended by the Committee and approved by the Board of Directors. Mr. Greehey's base salary, which is determined as described above, was set at $1.3 million in 2000 and was not changed in 2001. In determining the CEO's annual incentive bonus for the 2001 bonus year, the Committee considered the four financial performance measures previously discussed above and made substantially the same adjustments as discussed above. Based upon these factors, and considering Mr. Greehey's individual performance and contributions to the Company's growth and record profitability for 2001, particularly in stewarding the successful acquisitions of Ultramar Diamond Shamrock Corporation, Huntway Refining Company and El Paso Corporation's Corpus Christi refinery and related logistics assets, the Committee recommended, and on January 17, 2002 the Board of Directors approved, a bonus award to Mr. Greehey equal to $5,000,000, which is approximately 3.8 times his annual base pay, with 100% of the award payable in shares of Valero's common stock. The Committee and the Board further determined that Mr. Greehey's bonus award would be delivered on January 1 of the year following Mr. Greehey's retirement. As a result, the Company's tax burden under Section 162(m) of the internal revenue code (discussed below) was reduced by approximately $1.9 million in 2001. In order to alleviate the cash flow impact to Mr. Greehey resulting from the delivery of his bonus after his retirement, the Committee and the Board determined to make a loan to Mr. Greehey of $1.9 million. The loan is evidenced by a promissory note executed by Mr. Greehey and made payable to Valero. The loan will be combined with a similar $400,000 loan made to Mr. Greehey in 2001. The note has a five-year term and bears interest at a rate of 4.49% per annum. Interest and principal on the note are payable at maturity. If Mr. Greehey's employment with Valero ceases prior to the stated maturity of the note, the note must be repaid in full by the end of the third month following such cessation of employment.

TAX POLICY

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code's definition of "performance based" compensation. Section 162(m) allows a deduction for compensation to the specified executives that exceeds $1 million only if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. Valero believes that stock option awards and performance share grants under the Executive Stock Incentive Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock and other stock based awards will likely not qualify as "performance based" compensation and, in such event, would be subject to 162(m) deduction restrictions.

MEMBERS OF THE COMPENSATION COMMITTEE:

Robert G. Dettmer, Chairman
Jerry D. Choate
Bob Marbut

EXECUTIVE COMPENSATION

The following table provides a summary of compensation paid for the last three years to Valero's CEO and to its four other most highly compensated executive officers. The table shows amounts earned by such persons for services rendered to the Company in all capacities in which they served. Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included in the table.

                     SUMMARY COMPENSATION TABLE (1999-2001)

                                                                      LONG-TERM COMPENSATION
                                                                     -------------------------
                                        ANNUAL COMPENSATION          RESTRICTED    SECURITIES
                               -----------------------------------      STOCK      UNDERLYING       LTIP        ALL OTHER
    NAME AND                                              BONUS         AWARDS       OPTIONS       PAYOUTS     COMPENSATION
    POSITION(s)                  YEAR     SALARY($)       ($)(1)        ($)(2)         (#)          ($)(3)        ($)(4)
                               -------   -----------   -----------   -----------   -----------   -----------   -----------
William E. Greehey                2001     1,300,008     5,000,000             0       250,000     9,983,835       148,407
Chairman of the Board,            2000     1,266,674     3,600,000             0       150,000     7,494,375        98,212
President and Chief               1999       900,000       600,000             0       860,000     1,032,429        77,635
Executive Officer

Gregory C. King                   2001       395,841       500,000             0        30,000       633,455        34,956
Executive Vice President          2000       345,833       375,000             0        30,000       420,898        22,151
and General Counsel               1999       266,169        90,000       143,750        32,500       158,533        20,012

John D. Gibbons                   2001       369,167       450,000             0        30,000       590,351        33,146
Executive Vice President          2000       300,833       350,000             0        30,000       398,171        18,535
and Chief Financial Officer       1999       255,000        80,000        40,313        12,500       130,875        20,056

Keith D. Booke                    2001       345,004       455,000             0        30,000       549,916        31,448
Executive Vice President and      2000       286,917       325,000             0        30,000       375,375        17,847
Chief Administrative Officer      1999       233,755        76,000        81,688        27,500       123,633        18,690

John F. Hohnholt                  2001       307,091       360,000             0        24,000       506,812        28,202
Senior Vice President             2000       272,504       300,000             0        18,000       366,298        16,884
                                  1999       245,004        70,000        40,313        12,500       130,875        19,419

(1) For 1999, executive bonuses were paid 50% cash and 50% in Common Stock. For 2000, executive bonuses (other than Mr. Greehey) were paid 50% in cash and 50% in Common Stock. For 2001, executive bonuses (other than Mr. Greehey) were paid 75% in cash and 25% in Common Stock. Mr. Greehey's bonus awards for 2000 and 2001 were made payable 100% in Common Stock to be delivered on January 1 of the year following Mr. Greehey's retirement. For further information, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation" above.

(2) Dividends are paid on restricted stock at the same rate as on Valero's unrestricted Common Stock. Shares of restricted stock reported vest 1/3 annually over a three-year period. Amounts reported may include awards the executive has elected to defer. The aggregate number of unvested shares of restricted stock held at December 31, 2001 and the market value of such shares on that date (calculated according to SEC regulation without regard to restrictions on such shares) were: Mr. Greehey, 0 shares, Mr. King, 1,666 shares, $63,508; Mr. Gibbons, 0 shares; Mr. Booke, 666 shares, $25,388; and Mr. Hohnholt, 0 shares.

(3) LTIP payouts are the number of performance share awards vested for 2001 performance multiplied by the market price per share of Valero Common Stock on the vesting date. Amounts reported may include awards the executive has elected to defer. For further information, see the notes following the table entitled "Long Term Incentive Plans-Awards in Last Fiscal Year."

(4) Amounts include Company contributions pursuant to the Thrift Plan and Valero's Excess Thrift Plan, unused portions of amounts provided by the Company under the Company's Flexible Benefits Plan and that portion of interest accrued under the Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules. Messrs. Greehey, King, Gibbons, Booke and Hohnholt, were allocated $101,834, $31,084, $29,025, $27,117 and $24,109, respectively, as a result of Company contributions to the Thrift Plan and Valero's Excess Thrift Plan for 2001, and received $6,335, $2,586, $4,121, $4,331 and $3,522, respectively, as reimbursement of certain membership dues. Mr. Greehey also received $22,726 as a result of "above-market" allocations to the Executive Deferred Compensation Plan for 2001. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $12,212 for 1999, 2000 and 2001.

STOCK OPTION GRANTS AND RELATED INFORMATION

The following table provides further information regarding the grants of stock options to the named executive officers reflected in the Summary Compensation Table.

                    OPTION GRANTS IN THE LAST FISCAL YEAR (1)

---------------------------------------------------------------------------------------------------------------
                        NUMBER OF       PERCENT OF
                       SECURITIES      TOTAL OPTIONS                    MARKET
                       UNDERLYING         GRANTED                      PRICE AT                     GRANT DATE
                         OPTIONS       TO EMPLOYEES   EXERCISE PRICE  GRANT DATE    EXPIRATION    PRESENT VALUE
      NAME             GRANTED(#)     IN FISCAL YEAR      ($/SH)(1)      ($/SH)       DATE           ($)(2)
---------------------------------------------------------------------------------------------------------------
William E. Greehey      250,000            10.2%         33.7450       33.7450       07/18/11      $2,912,750

Gregory C. King          30,000             1.2%         33.7450       33.7450       07/18/11        $349,530

John D. Gibbons          30,000             1.2%         33.7450       33.7450       07/18/11        $349,530

Keith D. Booke           30,000             1.2%         33.7450       33.7450       07/18/11        $349,530

John F. Hohnholt         24,000             1.0%         33.7450       33.7450       07/18/11        $279,624
---------------------------------------------------------------------------------------------------------------

 (1) All options reported vest in equal increments over a three-year period from the date of grant, unless otherwise noted. In the event of a change of control of Valero, such options may become immediately exercisable pursuant to provisions of the plan under which such options were granted or of an executive severance agreement. Under the terms of the Company's option plans, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying option shares, subject to certain conditions.

(2) A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option life of 3.32 years, risk-free rate of return of 4.51%, average volatility rate for the 3.32 year period prior to the grant date of 45.42%, and dividend yield of 1.19%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

           LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR (1)

-------------------------------------------------------------------------------------------------------------------
                                                                                  ESTIMATED FUTURE PAYOUTS
                                                        PERFORMANCE               UNDER NON-STOCK PRICE-BASED PLANS
                                   NUMBER OF         OR OTHER PERIOD              ---------------------------------
                                 SHARES, UNITS       UNTIL MATURATION  THRESHOLD         TARGET          MAXIMUM
   NAME                         OR OTHER RIGHTS          OR PAYOUT     (# SHARES)       (# SHARES)      (# SHARES)
-------------------------------------------------------------------------------------------------------------------
William E. Greehey                  25,000               12/31/01           0            25,000          50,000
                                    25,000               12/31/02           0            25,000          50,000
                                    25,000               12/31/03           0            25,000          50,000

Gregory C. King                      2,667               12/31/01           0             2,667           5,333
                                     2,667               12/31/02           0             2,667           5,333
                                     2,667               12/31/03           0             2,667           5,333

John D. Gibbons                      2,467               12/31/01           0             2,467           4,933
                                     2,467               12/31/02           0             2,467           4,933
                                     2,467               12/31/03           0             2,467           4,933

Keith D. Booke                       2,300               12/31/01           0             2,300           4,600
                                     2,300               12/31/02           0             2,300           4,600
                                     2,300               12/31/03           0             2,300           4,600

John F. Hohnholt                     1,900               12/31/01           0             1,900           3,800
                                     1,900               12/31/02           0             1,900           3,800
                                     1,900               12/31/03           0             1,900           3,800
-------------------------------------------------------------------------------------------------------------------

(1) Long-term incentive awards are grants of Performance Shares made under the Executive Stock Incentive Plan. Total shareholder return, or TSR, during a specified "performance period" was established as the performance measure for determining what portion of an award may vest. TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero's Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Common Stock during the performance period, by (c) the price of a share of Valero's Common Stock at the beginning of the performance period. Each Performance Share award is subject to vesting in three equal increments, based upon the Company's TSR during rolling three-year periods that end on December 31, 2001, 2002 and 2003, respectively. At the end of each performance period, the Company's TSR is compared to the TSR for a target group of comparable companies. Valero and the companies in the target group are then ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting for such period, depending upon whether the Company's TSR is in the last, 3rd, 2nd or 1st quartile of the target group; 200% will be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

The following table provides information regarding securities underlying options exercisable at December 31, 2001, and options exercised during 2001, for the executive officers named in the Summary Compensation Table:


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

--------------------------------------------------------------------------------------------------------------
                                                                                       VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES                IN-THE-MONEY
                           SHARES                  UNDERLYING UNEXERCISED                OPTIONS AT
                          ACQUIRED     VALUE        OPTIONS AT FY-END(#)                FY-END ($)(1)
                        ON EXERCISE   REALIZED   --------------------------         --------------------------
    NAME                   (#)          ($)      EXERCISABLE  UNEXERCISABLE         EXERCISABLE  UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------
William E. Greehey           --            --     2,568,433        350,000           45,222,707    2,105,750

Gregory C. King           2,937        57,316        90,040         60,832            1,379,393      449,855

John D. Gibbons           2,937        57,316        66,064         54,166              973,604      331,250

Keith D. Booke            2,937        57,316        47,500         59,166              678,839      417,513

John F. Hohnholt          5,975       203,029        78,457         40,166            1,363,291      226,440
                          2,937        57,316
--------------------------------------------------------------------------------------------------------------

(1) Represents the dollar value obtained by multiplying the number of unexercised options by the difference between the stated exercise price per share of the options and the closing market price per share of Valero's Common Stock on December 31, 2001.

RETIREMENT BENEFITS

The following table shows the estimated annual gross benefits payable under Valero's Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan, or SERP, upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the life of the participant only.

                   ESTIMATED ANNUAL PENSION BENEFITS AT AGE 65

------------------------------------------------------------------------------------------------------------
                                                    YEARS OF SERVICE
COVERED
COMPENSATION                   15                  20                25               30                35
------------------------------------------------------------------------------------------------------------
 $  200,000                $  54,000          $  72,000         $  90,000         $108,000          $126,000
    300,000                   84,000            111,000           139,000          167,000           194,000
    400,000                  113,000            150,000           188,000          225,000           263,000
    500,000                  142,000            189,000           236,000          284,000           331,000
    600,000                  171,000            228,000           285,000          342,000           399,000
    700,000                  200,000            267,000           334,000          401,000           467,000
    800,000                  230,000            306,000           383,000          459,000           536,000
    900,000                  259,000            345,000           431,000          518,000           604,000
  1,000,000                  288,000            384,000           480,000          576,000           672,000
  1,100,000                  317,000            423,000           529,000          635,000           740,000
  1,200,000                  347,000            462,000           578,000          693,000           809,000
  1,300,000                  376,000            501,000           626,000          752,000           877,000
  1,400,000                  405,000            540,000           675,000          810,000           945,000
  1,500,000                  434,000            579,000           724,000          869,000         1,013,000
  1,600,000                  464,000            618,000           773,000          927,000         1,082,000
  1,700,000                  493,000            657,000           821,000          986,000         1,150,000
  1,800,000                  522,000            696,000           870,000        1,044,000         1,218,000
  1,900,000                  551,000            735,000           919,000        1,103,000         1,286,000
  2,000,000                  581,000            774,000           968,000        1,161,000         1,355,000
------------------------------------------------------------------------------------------------------------

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. Valero also maintains a noncontributory, non-qualified Excess Pension Plan and a non-qualified SERP, which provide supplemental pension benefits to certain highly compensated employees. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant's average monthly compensation (based upon the participant's earnings during the three consecutive calendar years during the last 10 years of the participant's credited service, including service with Old Valero, affording the highest such average) times the participant's years of credited service. The SERP provides an additional benefit equal to .35% times the product of the participant's years of credited service (maximum 35 years) multiplied by the excess of the participant's average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant's most highly compensated consecutive 36 months of service during the participant's last 10 years of employment, including employment with Old Valero and its subsidiaries, are considered. Compensation for purposes of the Pension Plan, Excess Pension Plan and SERP includes salary and bonus as reported in the Summary Compensation Table. Pension benefits are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ended December 31, 2001 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey - 38 years; Mr. King - 8 years; Mr. Gibbons - 21 years; Mr. Booke - 19 years; and Mr. Hohnholt - 20 years.

ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

Old Valero entered into a severance agreement with Mr. Greehey, which provides certain payments and other benefits in the event of his termination of employment under certain circumstances. Mr. Greehey's severance agreement provides that if he leaves the Company for any reason (other than death, disability or normal retirement) within two years after a "change of control," he will receive a lump-sum cash payment equal to three times his highest compensation during any consecutive 12-month period in the prior three years. He will also be entitled to accelerated vesting of all previously granted stock options and restricted stock. The agreement also provides for special retirement benefits if he would have qualified for benefits under the Pension Plan had he remained with the Company for the three-year period following such termination, continuance of life and health insurance coverages, relocation assistance and other fringe benefits for such three-year period.

Valero has entered into management stability agreements with various key executives, including Messrs. King, Gibbons, Booke and Hohnholt. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a "change of control" of Valero. Under the management stability agreements, in the event Mr. King, Mr. Gibbons, Mr. Booke or Mr. Hohnholt is terminated within two years after a change of control or divestiture transaction has occurred, and termination is not voluntary or the result of death, permanent disability, retirement or certain other defined circumstances, the executive would be entitled to receive (i) a lump sum cash payment equal to two times the highest annual compensation paid to him during the prior three-year period, and (ii) the continuation of life, disability and health insurance coverages for two years. Each executive would also be entitled to accelerated vesting of all previously granted stock options and restricted stock.

Valero has entered into an employment agreement with Mr. Greehey. The agreement became effective March 25, 1999 and the initial period of the agreement expired on July 31, 2001. In accordance with the agreement, prior to the expiration date, Mr. Greehey delivered written notice to Valero of his intention to extend the employment agreement, and the Company and Mr. Greehey executed an extension of employment agreement that extended the term of Mr. Greehey's employment beyond the end of the initial period on a month-to-month basis. Mr. Greehey may terminate the employment agreement within the extension period by giving Valero 90 calendar days written notice of termination. The agreement provided for Mr. Greehey to serve as Chief Executive Officer of Valero and receive an initial base salary of $900,000 per annum, subject to possible increase adjustments by the Board of Directors. The agreement also provided for the grant to Mr. Greehey of an option to acquire 860,000 shares of Common Stock and a grant of 150,000 Performance Shares, each vesting 50% per year over two years. Mr. Greehey is also eligible to receive an annual bonus in an amount determined by the Board. During his employment, Mr. Greehey will also receive reimbursement for certain club membership dues and fees, tax planning services and a permanent life insurance benefit. In the event Mr. Greehey dies during employment, his base salary shall be paid to his beneficiaries or estate for the remainder of the agreement period.

The agreement provides that Mr. Greehey may retire at any time upon 90 days prior notice. Upon his retirement from employment, Mr. Greehey has agreed to continue to serve at the discretion of the Board as Chairman of the Board for two additional years at a rate of compensation equal to one-half of his base salary in effect at the time of his retirement. Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, Mr. Greehey would also receive credit for eight additional years of service for purposes of calculating his pension benefits, vesting of certain outstanding derivative securities, office and secretarial facilities and $300,000 of permanent life insurance.

The Company may terminate Mr. Greehey's employment as Chief Executive Officer at any time upon 90 days notice. Unless his termination is for cause, Mr. Greehey would be entitled to receive a pro rata, lump sum cash settlement equal to the sum of (i) Mr. Greehey's base salary for the remaining term of the agreement, plus (ii) an amount equal to the highest annual bonus paid to Mr. Greehey during the preceding five years. If Mr. Greehey's employment is terminated by the Company, he would not be entitled to serve as Chairman or to receive the compensation specified for such service. However, if Mr. Greehey retires and commences service as Chairman of the Board, and is then removed from such position by a majority of the remaining Board members, he would be entitled to receive the balance of the two years compensation for serving as Chairman of the Board. The employment agreement provides that if Mr. Greehey receives a cash payment, and the payment is determined to be subject to the excise tax required for certain "excess parachute payments," then he shall receive a cash bonus to cover the amount of the excise tax payable, plus any taxes on such bonus amount. The employment agreement also states that any amounts that Mr. Greehey may receive under his severance agreement shall be credited against amounts payable under his employment agreement.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

See "Executive Compensation" and "Arrangements with Certain Officers and Directors" for a discussion of compensation paid to certain officers and directors. In connection with the deferral of certain compensation, the Company has made a loan to Mr. Greehey. See "Determination of the CEO's Compensation" in the "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

Except as referenced above, no executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Following a thorough evaluation, and in accordance with the recommendation of the Audit Committee, the Board of Directors determined on March 12, 2002 to engage Ernst and Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2002. Prior to the selection of Ernst and Young, Arthur Andersen LLP served as the company's independent auditors.

Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2001 and 2000 and through the date hereof, the Company did not consult Ernst and Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Board requests stockholder approval of the following resolution adopted at the Board of Directors meeting held on March 12, 2002, appointing Ernst and Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002.

         RESOLVED, that the appointment of the firm of Ernst and Young LLP, Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending December 31, 2002 is hereby approved and ratified.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

Passage of the proposal requires approval of a majority of the shares represented and entitled to vote at the Annual Meeting. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for 2002 will be permitted to stand unless the Board finds other good reason for making a change.

Representatives of Ernst and Young and Arthur Andersen are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

ARTHUR ANDERSEN LLP FEES FOR FISCAL YEAR 2001

Audit Fees. Audit fees incurred by the Company with respect to the Arthur Andersen LLP audit of Fiscal Year 2001 financial statements were $984,000.

Financial Information Systems Design and Implementation Fees. Fees incurred by the Company to Arthur Andersen LLP in connection with financial information systems design and implementation projects for Fiscal Year 2001 were $867,504.

All Other Fees. All other fees incurred by the Company payable to Arthur Andersen LLP with respect to Fiscal Year 2001 were $4,833,885. These fees related primarily to provision of services with respect to acquisitions.

The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining Arthur Andersen's independence.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2001(2)

The Audit Committee is composed of four directors who are not officers or employees of the Company. Under currently applicable rules of the New York Stock Exchange, all members are independent. The Board of Directors has adopted a written charter for the Audit Committee, which is included as Appendix A to this Proxy Statement.

Management is responsible for the Company's internal controls and the financial reporting process. Arthur Andersen LLP, the Company's independent accountants for the fiscal year ended December 31, 2001, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors and oversee these processes. The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

The Committee has reviewed and discussed the Company's audited financial statements with management and the independent accountants. The Committee has discussed with Arthur Andersen the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Arthur Andersen that firm's independence.

Based on the foregoing review and discussions and such other matters the Committee deemed relevant and appropriate, the Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

MEMBERS OF THE AUDIT COMMITTEE:

Ruben M. Escobedo, Chairman
E. Glenn Biggs
W. E. Bradford
Dr. Susan Kaufman Purcell

----------

(2) The material in this Report of the Audit Committee of the Board of Directors is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3  OTHER BUSINESS

If any matters not referred to in this Proxy Statement properly come before the Annual Meeting, a majority of the persons named in the proxy (or, if one such person acts, then that one) may vote the shares represented by proxy in accordance with their best judgment. The Board was not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

STOCKHOLDER PROPOSALS

Under Valero's by-laws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero within the specified period and must be accompanied by the information and documents specified in the by-laws. A copy of the by-laws may be obtained by writing to the Corporate Secretary of Valero.

The provisions of the by-laws do not affect any stockholder's right to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 of the federal proxy rules specifies what constitutes timely submission for a stockholder proposal to be included in the Company's proxy statement. If a stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's by-laws. A copy of these procedures is available upon request from the Corporate Secretary of the Company, P.O. Box 500, San Antonio, Texas, 78292-0500. One of the procedural requirements in the Company's by-laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. It should be noted that those by-law procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the annual meeting. Under the SEC's proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2003 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporate Secretary at Valero's principal office in San Antonio, Texas by November 28, 2002.

Valero will consider recommendations by stockholders for directors to be nominated at the 2002 Annual Meeting of Stockholders. Recommendations must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee's qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary at Valero's principal executive office at least six months prior to the 2002 Annual Meeting of Stockholders will be referred to, and considered by, the Executive Committee or, if appointed, a Nominating Committee.

Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. No stockholder recommendations or proposals were received within the required period before the Annual Meeting.

MISCELLANEOUS

Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2001, are contained in the Company's Annual Report on Form 10-K which is being distributed to stockholders with this Proxy Statement.

Valero's Annual Report to Stockholders for the fiscal year ended December 31, 2001 has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.

Computershare Investor Services, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero's Common Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:

Computershare Investor Services
Shareholder Communications
P.O. Box 1689
Chicago, IL 60690-1689
(312) 588-4700





                                             By order of the Board of Directors,


                                             Jay D. Browning
                                             Vice President &
                                             Corporate Secretary

San Antonio, Texas
April 5, 2002

                                   APPENDIX A

                            VALERO ENERGY CORPORATION
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER
                              (Adopted May 4, 2000)

I.     PURPOSE

       The primary purpose of the Audit Committee ("Committee") of the Board of Directors of Valero Energy Corporation (the "Company") is to assist the Board of Directors in fulfilling its oversight responsibilities by: reviewing the financial reports and other financial information provided by the Company to any governmental body or to the public, and reviewing processes established by management to assess whether an adequate system of financial reporting and internal control is functioning within the Company. The Committee's primary responsibilities are to:

       o Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

       o Review the audit activities of the Company's independent accountants and internal auditors.

       o Provide an open avenue of communication among the Company's independent accountants, its management, its internal auditing department, and the Board of Directors.

       The Committee will fulfill these responsibilities by carrying out the activities described in Section III of this Charter, in accordance with the parameters set forth in Section II of the Charter.

II.    COMMITTEE MEMBERSHIP REQUIREMENTS

       The Committee shall be comprised of at least three directors as determined by the Board of Directors. The Board of Directors will designate one member of the Committee to chair the committee. Each member of the Committee shall be an independent director or be otherwise eligible to serve on the Committee pursuant to the parameters for eligibility set forth by the Securities and Exchange Commission and the New York Stock Exchange.

       Specifically, each member of the Committee shall be financially literate, or become financially literate within a reasonable period of time after appointment to the Committee. The Board of Directors will exercise its business judgment to appoint Committee members who fulfill this requirement. In addition, at least one Committee member shall possess accounting or related financial management expertise. The Board of Directors will exercise its business judgment to appoint at least one Committee member who fulfills this requirement.

III.   COMMITTEE FUNCTIONS.

             A. Meetings. The Committee undertakes to meet at least three times each year. The Committee will report to the Board of Directors regarding any significant discussions or findings relating to the meetings of the Committee.

             B. Charter. The Committee shall annually review and reassess the adequacy of this Charter.

             C. Independent Accountants. The independent accountants for the Company are ultimately accountable to the Board of Directors and the Committee. The Committee undertakes the following with respect to the Company's independent accountants.

                   1. The Committee will recommend annually to the Board of
               Directors the name of the independent accountants to be appointed to conduct an examination and audit of the financial statements of the Company and its subsidiaries.

                   2. The Committee will review with the appropriate officers of the Company the terms of the independent accountants' engagement with the Company, including fee estimates for arranged audit services and special services.

                   3. The Committee will require the independent accountants to submit to the Committee at least annually a written report delineating all relationships between the independent accountants and the Company (and its subsidiaries) as well as the independent accountants' assessment of whether any such relationships affect their ability to serve as independent accountants for the Company. The Committee will discuss with the appropriate officers of the Company and the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. The Committee will recommend that the Board of Directors take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

                   4. Before the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission, the Committee will review and discuss with the appropriate officers of the Company and the independent accountants any report or information delivered to the Committee by the independent accountants and required to be discussed under the Statement on Auditing Standards (SAS) No. 61, as may be amended or superseded, regarding the scope and results of the independent accountants' audit.

                   5. The Committee shall review the audited financial
               statements of the Company with the appropriate officers of the Company and the independent accountants, and make a recommendation to the Board of Directors whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

                   6. The Committee shall review the independent accountants'
               internal control report and the adequacy of the Company's internal controls with the appropriate officers of the Company and the independent accountants.

             D. The Company's Internal Auditors. The Committee will review the Company's annual internal audit plan and annual internal audit performance report with the appropriate officers of the Company, including its Internal Audit Director, and the independent accountants. The Committee will also review the Company's internal audit reports and its completed and active internal audit projects with the appropriate officers of the Company, including its Internal Audit Director, and the independent accountants.

             E. Environmental and Safety Matters. The Committee will review annually the Company's and its subsidiaries' compliance with applicable environmental and safety laws and regulations and the results of internal environmental and safety assessment and compliance programs with the appropriate environmental and safety personnel of the Company.

             F. Reporting. The Committee will prepare and deliver to the Company a report of the Committee for inclusion in the Company's annual proxy statement. The report will contain all of the information required by the Securities and Exchange Commission pursuant to its rules and regulations pertaining to reports of audit committees included in proxy statements.

             G. Other Activities. In its discretion, the Committee will perform the following activities when deemed necessary or appropriate.

                   1. The Committee will meet separately with the Company's
               financial and executive officers, including the Internal Audit Director, and the Company's independent accountants to assess whether any conditions may exist that could impair the working relationship between the independent accountants and the Company's management.

                   2. The Committee will review compliance with the Company's policies regarding conflicts of interest and employee trading of securities, and inquire about any fraud or significant conflicts of interest.

                   3. The Committee will review any legal proceedings affecting the Company or its subsidiaries that could have a material adverse effect on the Company's financial statements.

                   4. The Committee will consider any other matters in relation to the financial affairs of the Company and its accounts, and in relation to audits of the Company, as the Committee may determine to be advisable.

                                                                          CONTROL NUMBER
[VALERO ENERGY CORPORATION LOGO]                                                                                                 +
                                                                          000000  0000000000  0  0000

                                                                          000000000.000 ext
                                                                          000000000.000 ext
[BAR CODE]                                                                000000000.000 ext
                                                                          000000000.000 ext
                                                                          000000000.000 ext
                                                                          000000000.000 ext
             MR A SAMPLE
             DESIGNATION (IF ANY)                                         000000000.000 ext
             ADD 1
             ADD 2                                                        HOLDER ACCOUNT NUMBER
             ADD 3                                                        C 1234567890     J N T
             ADD 4
             ADD 5                                                        [BAR CODE]
             ADD 6

Use a black pen. Print in
CAPITAL letters inside the grey     A B C  1 2 3   X                 [ ]  Mark this box with an X if you have made
areas as shown in this example.                                           changes to your name or address details above.

-----------------------------------------------------------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
-----------------------------------------------------------------------------------------------------------------------------------

A  ELECTION OF DIRECTORS                   PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

TO ELECT TWO CLASS I DIRECTORS TO          TO ELECT FOUR CLASS II DIRECTORS TO               TO ELECT ONE CLASS III DIRECTOR TO
SERVE UNTIL THE 2004 ANNUAL MEETING.       SERVE UNTIL THE 2005 ANNUAL MEETING               SERVE UNTIL THE 2003 ANNUAL MEETING.

                       FOR     WITHHOLD                                    FOR     WITHHOLD                     FOR     WITHHOLD

01 - E. Glenn Biggs    [ ]       [ ]       03 - Dr. Ronald K. Calgaard     [ ]       [ ]     07 - W. H. Clark   [ ]       [ ]

02 - Bob Marbut        [ ]       [ ]       04 - William E. Greehey         [ ]       [ ]

                                           05 - Dr. Susan Kaufman Purcell  [ ]       [ ]

                                           06 - W. E. "Bill" Bradford      [ ]       [ ]

B  ISSUES
The Board of Directors recommends a vote FOR the following resolutions.
                                                        FOR   AGAINST   ABSTAIN
2. Ratification of Ernst and Young LLP as auditors      [ ]     [ ]       [ ]
   for 2002.


C  AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR
   INSTRUCTIONS TO BE EXECUTED.

I (we) hereby revoke all proxies previously given to vote at the meeting; any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate full title or capacity in which you are signing.

Signature 1                                 Signature 2                                 Date (dd/mm/yyyy)

-----------------------------------------   -----------------------------------------   -----------------------------------------
                                                                                         [  ] [  ]/[  ] [  ]/[  ] [  ] [  ] [  ]
-----------------------------------------   -----------------------------------------   -----------------------------------------

[ ]  A612                                     1 U P X                                                                            +

001CD40001  007S6D

--------------------------------------------------------------------------------
PROXY - VALERO ENERGY CORPORATION
--------------------------------------------------------------------------------

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors has determined that the 2002 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, May 9, 2002 at 10:00 a.m., Central Time, at Valero's corporate offices in San Antonio, Texas, located at 6000 North Loop 1604 West, San Antonio, Texas 78249-1112, for the following purposes:

         (1) To elect two Class I directors to serve until the 2004 Annual Meeting, four Class II directors to serve until the 2005 Annual Meeting, and one Class III director to serve until the 2003 Annual Meeting, or in each case until their respective successors are elected and have qualified;

         (2) To ratify the appointment of Ernst and Young LLP as independent public accountants to examine Valero's accounts for the year 2002; and

         (3) To transact any other business properly brought before the meeting.

EXPANSION OF BOARD OF DIRECTORS IN CONNECTION WITH UDS MERGER

On December 31, 2001, Ultramar Diamond Shamrock Corporation ("UDS") merged with and into Valero, with Valero as the surviving corporation of the merger. The Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 6, 2001, between Valero and UDS required in connection with the merger that Valero expand its Board of Directors by up to four members and cause four members of the UDS board of directors (collectively, the "UDS Board Designees") to be appointed to Valero's Board of Directors. The Merger Agreement further required Valero to nominate and recommend each of the UDS Board Designees for reelection to Valero's Board of Directors at the May 9, 2002 Annual Meeting of Stockholders, with at least one UDS Board Designee serving in each of the three classes of directors and with no more than two UDS Board Designees serving in the same class of directors. Accordingly pursuant to the recommendation of the Nominating Committee, made at its meeting on October 10, 2001, the Board of Directors at its meeting on October 18, 2001, expanded the size of Valero's Board of Directors and appointed the UDS Board Designees to Valero's Board of Directors, effective upon the consummation of the merger on December 31, 2001. The UDS Board Designees are Messrs. E. Glenn Biggs, W. E. "Bill" Bradford, W. H. Clark and Bob Marbut. As per the proposals on the reverse side; "Proposal No. 1 Election of Directors," the Nominating Committee and the Board have also nominated and recommended to the Stockholders that each UDS Board Designee be reelected to Valero's Board of Directors. The class assignments for the UDS Board Designees and Valero's other Board members are shown on the reverse side under Proposal No. 1.



YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

VALERO ENERGY CORPORATION encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the 2001 proxy statement and then follow these easy steps:


TO VOTE BY PHONE                                                       TO VOTE BY INTERNET

o Call toll free 1-877-482-6151 in the United States or Canada         o Go to the following web site:
  any time on a touch tone telephone.  There is NO CHARGE                www.computershare.com/us/proxy
  to you for the call.

o Enter the 6-digit CONTROL NUMBER located below.                      o Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located below.

Option #1: To vote as the Board of Directors recommends on the
           proposals: Press 1                                          o Follow the simple instructions on the screen. There is NO
                                                                         CHARGE to you to vote.
           When asked, confirm your vote by pressing 1

Option #2: If you choose to vote on the proposals separately, press 0 and follow the simple recorded instructions.

CONTROL NUMBER

IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL BACK THE PROXY CARD.

THANK YOU FOR VOTING

007S7C